Exhibit 99.1

Sun BioPharma, Inc. Provides a Business Update and Files Report for Q2 2018

●	First Patients Enrolled in Front-Line Combination Study of SBP-101 with Gemcitabine and nab-Paclitaxel for the Treatment of Metastatic Pancreatic Cancer
●	Additional Funds Raised during Q2

MINNEAPOLIS, MN, August 13, 2018 (GLOBE NEWSWIRE) – Sun BioPharma, Inc. (OTCQB:SNBP), a clinical stage biopharmaceutical company developing disruptive therapeutics for the treatment of pancreatic diseases, today provides a business update and reports financial results for the quarter ended June 30, 2018.

Front-Line Combination PDA Study

The Company’s newest trial, a Phase 1a/1b combination of SBP-101 to be administered with gemcitabine and nab-paclitaxel in previously untreated patients with metastatic pancreatic ductal adenocarcinoma (PDA), enrolled the first patients on June 13, 2018. Patients were enrolled at the Adelaide Cancer Centre in Adelaide, Australia under the direction of Associate Professor Dusan Kotasek and at the University of Florida Health Cancer Center in Gainesville, Florida under the direction of Thomas J. George, MD, F.A.C.P. The Phase 1a portion of this study will treat up to 18 PDA patients in three cohorts in order to determine a recommended dose of SBP-101 to be given in combination with standard treatment. The Phase 1b portion will be an expansion at the recommended dose of SBP-101 and will guide SBP-101’s subsequent development for patients with PDA. This multi-center, front-line study has 3 sites in Australia, The Austin Health Cancer Trials Centre in Melbourne, The Adelaide Cancer Centre in Adelaide, The Blacktown Cancer and Haematology Centre in Sydney and one site in the United States, The University of Florida Health Cancer Center in Gainesville, Florida.

Suzanne Gagnon, MD, Chief Medical Officer for Sun BioPharma, Inc. commented, “The Company and our investigators are excited to have begun this first cohort of patients in the Phase 1a portion of this study. The clinics are enthusiastic about utilizing SBP-101 in front-line combination for previously untreated patients with metastatic PDA. We all will be closely monitoring these patients as they move through the protocol for this study.”

Partial Close of Private Placement of Common Stock and Warrants

During the quarter ended June 30, 2018 the Company entered into Securities Purchase Agreements (the “2018 Purchase Agreements”) with accredited purchasers. The previously announced closing on May 16, 2018 totaled $1.0 million. Total common stock issued in this Private Placement was 216,000 shares with warrants to purchase up to an aggregate of 216,000 additional shares.

David B. Kaysen, President and CEO commented, “This private placement, managed by the Company, when completed, will provide the capital necessary to continue the first phase of our new combination trial for SBP-101. We anticipate early results from this first portion of the trial by early fourth quarter of 2018 depending on rate of patient enrollment. We are excited to take SBP-101 into the next stage of the clinical development process.”

Financial Results for the Three and Six Months ending June 30, 2018

Operating Results

General and administrative (“G&A”) expenses increased 34.3% to $654,000 in the second quarter of 2018 up from $487,000 in the second quarter of 2017. G&A decreased 24.5% to 1.3 million in the six months ended June 30, 2018, down from $1.7 million in the six months ended June 30, 2017. The increase in the second quarter is due primarily to an increase in stock compensation expense. The decrease in the six months ended June 30, 2018 is due primarily to lower salary expense associated with the waiver of contingent payments which occurred in February of 2018.

Our research and development (“R&D”) expenses decreased 34.5% to $442,000 in the second quarter of 2018 down from $675,000 in the second quarter of 2017. R&D decreased 27.8% to 1.0 million in the six months ended June 30, 2018, down from $1.4 million in the six months ended June 30, 2017. The decrease for both the quarter and the six months ended June 30, 2018 was due primarily to decreased salary expense associated with fewer employees and modest spending on the Company’s new clinical study which just began dosing patients in the current quarter.

Other net expense was $1.5 million and $364,000 for the three months ended June 30, 2018 and 2017, respectively. Other expense in the current quarter was primarily interest expense on the Company’s convertible notes payable, including the write-off of the outstanding debt discount on May 16, 2018 when the notes were converted to common stock and warrants per the original terms of the notes. Other expense in the quarter ended June 30, 2017 was primarily interest expense on the Company’s convertible notes payable. Other net expense decreased 50.9% to $2.0 million in the six months ended June 30, 2018. This decrease is due primarily to the loss on induced debt conversion of $3.6 million which was included in the six months ended June 30, 2017.

Net loss in the second quarter of 2018 was $2.5 million, or $0.54 per diluted share, compared to a net loss of $1.4 million, or $0.39 per diluted share, in the second quarter of 2017. The net loss for the first half of 2018 was $4.2 million, or $1.00 per diluted share, compared to a net loss of $7.0 million, or $2.03 per diluted share, for the first half of 2017.

Balance Sheet and Cash Flow

Total cash was $0.9 million as of June 30, 2018, compared to $152,000 as of December 31, 2017. Total current assets were $1.5 million and $767,000 as of June 30, 2018, and December 31, 2017, respectively. This increase in cash is the result of our sale of equity securities in the 2018 Purchase Agreements totaling $2.3 million for the six months ended June 30, 2018 partially offset by the use of cash to fund operations.

Current liabilities decreased to $1.4 million as of June 30, 2018, compared to $4.2 million as of December 31, 2017. The decrease in current liabilities resulted primarily from the conversion of the Company’s convertible notes payable, totaling approximately $3.3 million in principal and accrued interest, for common stock and warrants and from the waiver of contingent payment obligations of $1.1 million.

Net cash used in operating activities was $1.6 million in the six-months ended June 30, 2018, compared to $2.4 million in the same period of the prior year. The net cash used in each of these periods primarily reflects the net loss for these periods and was partially offset by the effects of changes in operating assets and liabilities. In the six months ended June 30, 2017, the net loss is also offset by non-cash charges recorded for the loss on induced debt conversion and share-based compensation.

About SBP-101

SBP-101 is a first-in-class, proprietary, polyamine compound designed to exert therapeutic effects in a mechanism specific to the pancreas. Sun BioPharma originally licensed SBP-101 from the University of Florida Research Foundation in 2011. The molecule has been shown to be highly effective in preclinical studies of human pancreatic cancer models, demonstrating superior activity to existing FDA-approved chemotherapy agents. Combination therapy potential has also been shown for pancreatic cancer. SBP-101 is expected to differ from current pancreatic cancer therapies in that it specifically targets the exocrine pancreas and has shown efficacy against primary and metastatic disease in animal models of human pancreatic cancer. Therefore management believes that SBP-101 may effectively treat both primary and metastatic pancreatic cancer, while leaving the insulin-producing islet cells and non-pancreatic tissue unharmed. The safety and metabolic profile demonstrated in our first-in-human safety study further supports evaluation of the potential for additive or synergistic effects in combination with current standard pancreatic cancer treatment.

About Sun BioPharma

Sun BioPharma Inc. is a clinical-stage biopharmaceutical company developing disruptive therapeutics for urgent unmet medical needs. The Company’s development programs target diseases of the pancreas, including pancreatic cancer and pancreatitis; the Company’s initial product candidate is SBP-101 for the treatment of patients with pancreatic cancer. SBP-101 was invented by Raymond Bergeron, Ph.D., a Distinguished Professor Emeritus at the University of Florida. Sun BioPharma has scientific collaborations with pancreatic disease experts at Cedars Sinai Medical Center in Los Angeles, the University of Miami, the University of Florida, the Mayo Clinic Scottsdale, the Austin Health Cancer Trials Centre in Melbourne, Australia, the Ashford Cancer Centre in Adelaide, Australia and The Blacktown Cancer and Haemotology Centre in Sydney, Australia. The Company’s independent Data Safety Monitoring Board (DSMB) is Chaired by James Abbruzzese, MD, Professor of Medicine, Charles Johnson, M.D. Professor of Medicine, a member of the Duke Cancer Institute and Chief, Division of Medical Oncology at Duke University School of Medicine. Professor David Goldstein, FRACP, Senior Staff Specialist at the Prince Henry & Prince of Wales Hospital / Cancer Care Centre in Sydney, Australia is Co-Chair of the DSMB. Further information can be found at: www.sunbiopharma.com. Sun BioPharma’s common stock is currently quoted on the OTCQB tier of the over-the-counter markets administered by the OTC Markets Group, Inc. under the symbol: SNBP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For example, statements regarding the Company’s next study, the timing and effects of the reverse stock split and potential eligibility and approval for listing on a national securities exchange are forward-looking statements. Any other statements that are not historical fact (including, but not limited to statements that contain words such as “will”, “believes,” “may,” “anticipates,” “expects,” “estimates” or “plans”) should also be considered to be forward-looking statements. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by such forward-looking statements, including, without limitation, the anticipated timing of first patient enrollment, our need to obtain additional capital, which may not be available on acceptable terms or at all, risks inherent in the development and/or commercialization of potential products, uncertainty in the results or timing of clinical trials or regulatory approvals, timing of necessary regulatory processes relating to the reverse stock split, and other material changes in our business that could jeopardize our ability to qualify for listing on a national securities exchange. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the Company and its business, particularly those disclosed from time to time in its filings with the Securities and Exchange Commission. Stockholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. The Company disclaims any intent or obligation to update these forward-looking statements.

Contact Information:

Investor & Media Contact:

Tammy Groene – Sun BioPharma, Inc.

952 479 1196

Sun BioPharma, Inc

Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Percent	Six Months Ended June 30,		Percent
	2018	2017	Change	2017	2016	Change
Operating expenses:
General and administrative	$654	$487	34.3%	$1,312	$1,737	-24.5%
Research and development	442	675	-34.5	1,024	1,419	-27.8
Operating loss	(1,096)	(1,162)	-5.7	(2,336)	(3,156)	-26.0
Other income (expense):
Grant income	12	83	-85.5	22	83	-73.5
Interest expense	(1,288)	(473)	172.4	(1,761)	(672)	162.1
Loss on induced debt conversions	—	—	nm	—	(3,696)	nm
Other income (expense)	(192)	26	nm	(273)	189	nm
Total other income (expense)	(1,468)	(364)	303.3	(2,012)	(4,096)	-50.9
Loss before income tax benefit	(2,564)	(1,526)	68.0	(4,348)	(7,252)	-40.0

Income tax benefit	79	112	-29.5	108	264	-59.1

Net loss	$(2,485)	$(1,414)	75.7	$(4,240)	$(6,988)	-39.3
Foreign currency translation adjustment gain (loss)	101	(22)	nm	169	(184)	nm
Comprehensive loss	$(2,384)	$(1,436)	66.0%	$(4,071)	$(7,172)	-43.2%

Basic and diluted net loss per share	$(0.54)	$(0.39)	38.5%	$(1.00)	$(2.03)	-50.7%
Weighted average shares outstanding—basic and diluted	4,570,601	3,662,313	24.8%	4,248,603	3,441,206	23.5%

Sun BioPharma, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands, except share amounts)

	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$905	$152
Prepaid expenses and other current assets	85	195
Income tax receivable	506	420
Total current assets	1,496	767
Other noncurrent assets	55	—
Total assets	$1,551	$767

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$936	$1,196
Accrued expenses	139	1,254
Convertible notes payable – current portion, net	25	1,525
Term debt	300	14
Accrued interest	41	181
Total current liabilities	1,441	4,170

Long-term liabilities:
Convertible notes payable, net of unamortized debt discount	—	286
Total long-term liabilities	—	286

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 20,000,000 authorized; no shares issued or outstanding as of June 30, 2018 and December 31, 2017	—	—
Common stock, $0.001 par value; 200,000,000 authorized; and 5,060,594 and 3,841,652 shares issued and outstanding, as of June 30, 2018 and December 31, 2017, respectively	5	4
Additional paid-in capital	33,494	25,625
Accumulated deficit	(33,393)	(29,153)
Accumulated other comprehensive gain (loss), net	4	(165)
Total stockholders’ equity (deficit)	110	(3,689)
Total liabilities and stockholders’ equity (deficit)	$1,551	$767

Sun BioPharma, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(4,240)	$(6,988)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on induced debt conversions	—	3,696
Stock-based compensation	1,056	1,024
Amortization of debt discount	1,687	534
Amortization of debt issuance costs	9	49
Non-cash interest expense	43	48
Changes in operating assets and liabilities:
Income tax receivable	(106)	(262)
Prepaid expenses and other current assets	53	43
Accounts payable	(67)	(810)
Accrued liabilities	(20)	308
Net cash used in operating activities	(1,585)	(2,358)

Cash flows from financing activities:
Proceeds from the sale of convertible promissory notes, net of offering costs of $16	—	3,059
Proceeds from issuance of common stock and warrants	2,341	—
Proceeds from the exercise of stock options	—	28
Proceeds from the exercise of stock purchase warrants	—	19
Net cash provided by financing activities	2,341	3,106

Effect of exchange rate changes on cash and cash equivalents	(3)	8

Net increase (decrease) in cash and cash equivalents	753	756
Cash and cash equivalents at beginning of period	152	438
Cash and cash equivalents at end of period	$905	$1,194

Supplemental disclosure of cash flow information:
Cash paid during period for interest	$22	$—

Supplemental disclosure of non-cash transactions:
Conversion of convertible notes payable and accrued interest into common stock	$350	$2,888
Conversion of convertible notes payable and accrued interest into common stock and warrants	$2,908	$—
Intrinsic value of beneficial conversion feature in convertible notes	$121	$2,954
Conversion of demand notes into common stock	$—	$250
Options granted in exchange for release from contingent payment obligation	$1,094	$—